Exhibit 99.1

SIDUS SPACE, INC. REPORTS THIRD QUARTER 2022 RESULTS AND BUSINESS UPDATE

●	Revenue Increased 164% in quarter ended September 30, 2022 compared to quarter ended September 30, 2021
●	Revenue increased 461% on a year-to-date basis for the period ended September 30, 2022 compared to 2021
●	Gross profit increased 821% on a year-to-date basis for the period ended September 30, 2022 compared to 2021
●	$30 Million Equity Line facility secured for future growth

CAPE CANAVERAL, Fla., Nov. 14, 2022—(BUSINESS WIRE)— Sidus Space, Inc. (NASDAQ:SIDU), a Space-as-a-Service satellite company focused on commercial satellite design, manufacture, launch, and data collection, today announced financial results for the third quarter ended September 30, 2022 and provided company business updates. Sidus will webcast a conference call to discuss the results at 9:00 am Eastern Time. The webcast is available on Sidus’ Investor Relations website at https://investors.sidusspace.com. A replay of the call will be available on the site for three months.

“Sidus once again grew revenue during the quarter as compared to the previous year, and we continue to make solid progress on our fiscal 2022 plan as well as a number of our strategic initiatives. With revenue growth of over 450% as compared to the same year-to-date 2021 period, we are pleased with our progress in the third quarter. We signed several new and significant contracts and partnerships, and we expect these agreements to generate future revenue streams driving increased annual recurring revenue,” said Teresa Burchfield, Sidus’ CFO.

“We saw significant progress implementing our Space-as-a-Service strategy including launch agreements for our proprietary LizzieSatTM with SpaceX, securing propulsion technology from Dawn Aerospace that will allow for more precise missions and additional time in orbit, and enabling critical space weather data collection in partnership with Mission Space. Our manufacturing division continues to expand relationships throughout the industry as represented by our continued momentum with large purchase orders,” said Carol Craig, Founder and CEO of Sidus Space. “We are excited to execute on the massive opportunity offered by the emerging space economy and are confident our vertically-integrated offerings position us well to capture significant market share. As we near our one year anniversary as a public company, I am thrilled with the acknowledgment our team is receiving as they continue to scale up to meet increasing demand for our products and services, as we prioritize progress toward profitability and creating value for our shareholders.”

Financial Highlights for the Quarter and Year-to-Date Period Ended September 30, 2022

●	Revenue increased to $1.32 million for the three months ended September 30, 2022 from $500,000 in the comparable period of 2021, an increase of 164%.

●	On a year-to-date basis, the Company has generated gross profit of 25% as compared to (19%) for the previous 2021 period.

●	On a year-to-date basis, the Company’s cost of revenue has benefited from variation in types and lengths of contracts and an increase in its higher margin Satellite-as-a-Service business line.

Capital Structure

●	As of September 30, 2022, the Company had $4.4 million in cash. The Company has continued to invest in expanding operations and in equipment related to the satellite side of its business.

●	On August 10, 2022, to further improve the Company’s balance sheet and enable the Company’s growth, the Company entered into a Common Stock Purchase Agreement that enables the Company to raise up to $30 million of additional equity as funding needs arise.

●	During the quarter, the Company raised $3.54 million through the issuance of shares under the Common Stock Purchase Agreement.

Operational Highlights

The Company continues to take meaningful steps toward the inaugural launch of its LizzieSatTM Constellation:

●	The Company signed a memorandum of understanding (“MOU”) with Exo-Space to integrate Exo-Space’s FeatherEdge Data Processing Platform into its hybrid 3D printed satellite, LizzieSat™. Sidus was also awarded a contract for integration and launch of Exo-Space’s artificial intelligence software technology on Earth observation satellites.

●	A multi-launch agreement was signed with SpaceX for five LizzieSat rideshare missions. These 5 satellite missions will support previously announced customers that Sidus continues to layer into its pipeline.

●	The Company signed an MOU with Momentus Inc. to explore launching its LizzieSat™ satellites utilizing Momentus’ Vigoride Orbital Service Vehicle (“OSV”). The MOU also seeks to foster collaboration between the two companies to use their joint capabilities to seek new opportunities together, expanding both firms’ reach.

●	The Company signed a memorandum of understanding with Mission Space for a partnership for space weather intelligence data collection, which is expected to create an incremental revenue stream through the sale of this data in addition to using it for its own internal purposes.

●	An agreement with Dawn Aerospace was signed to implement its green, chemical propulsion technology into LizzieSat™ to provide precision pointing and maneuvering otherwise not available to smaller cubesats. Propulsion also provides a longer life on orbit which means continued data transfer and revenue opportunity.

The Company continues to build key relationships with customers in its mission-critical hardware manufacturing business:

●	The Company reported that over $1.9 million in new purchase orders were received during the quarter for space and defense hardware and services indicating sustained growth in this revenue stream.

●	Sidus announced that it will continue producing hardware to support Parsons Corporation’s Tranche 1 (T1) launch. As part of this arrangement, Sidus Space will fabricate flight cables for Parsons evolved secondary payload adapter (ESPA) ring on T1.

The Company was also acknowledged with multiple awards for technological distinction, leadership and emerging talent.

About Sidus Space

Sidus Space, located in Cape Canaveral, Florida, operates from a 35,000-square-foot manufacturing, assembly, integration, and testing facility focused on commercial satellite design, manufacture, launch, and data collection. The company’s rich heritage includes the design and manufacture of many flight and ground component parts and systems for various space-related customers and programs. Sidus Space has a broad range of Space-As-a-Service offerings including space-rated hardware manufacturing, design engineering, satellite manufacturing and platform development, launch and support services, data analytics services and satellite constellation management.

Sidus Space has a mission of Bringing Space Down to Earth™ and a vision of enabling space flight heritage status for new technologies while delivering data and predictive analytics to domestic and global customers. Any corporation, industry, or vertical can start their journey off-planet with Sidus Space’s rapidly scalable, low-cost satellite services, space-based solutions, and testing alternatives. More than just a “Satellite-as-a-Service” provider, Sidus Space is a trusted Mission Partner–from concept to Low Earth Orbit and beyond. Sidus is ISO 9001:2015, AS9100 Rev. D certified, and ITAR registered.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute ‘forward-looking statements’ within the meaning of The Private Securities Litigation Reform Act of 1995. The words ‘anticipate,’ ‘believe,’ ‘continue,’ ‘could,’ ‘estimate,’ ‘expect,’ ‘intend,’ ‘may,’ ‘plan,’ ‘potential,’ ‘predict,’ ‘project,’ ‘should,’ ‘target,’ ‘will,’ ‘would’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and other factors discussed in Sidus Space’s Annual Report on Form 10-K for the year ended December 31, 2021, and other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Sidus Space, Inc. specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

SIDUS SPACE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30,	December 31,
	2022	2021
Assets
Current assets
Cash	$4,359,051	$13,710,845
Accounts receivable	918,174	130,856
Accounts receivable - related party	5,811	443,282
Inventory	397,135	127,502
Contract asset	60,932	-
Prepaid and other current assets	3,157,349	1,595,099
Total current assets	8,898,452	16,007,584

Property and equipment, net	1,961,834	775,070
Operating lease right-of-use assets	314,819	504,811
Other	35,483	12,486
Total Assets	$11,210,588	$17,299,951

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and other current liabilities	$1,409,152	$1,845,460
Accounts payable and accrued interest - related party	527,476	588,797
Contract liability	60,932	-
Contract liability - related party	-	63,411
Notes payable - related party	-	1,000,000
Operating lease liability	229,652	261,674
Finance lease liability	-	50,927
Total Current Liabilities	2,227,212	3,810,269

Notes payable - non-current	1,043,486	1,120,051
Notes payable - related party - non-current	-	1,350,000
Operating lease liability - non-current	99,742	262,468
Finance lease liability - non-current	-	97,092
Total Liabilities	3,370,440	6,639,880

Commitments and contingencies

Stockholders’ Equity
Preferred Stock: 5,000,000 shares authorized; $0.0001 par value; no shares issued and outstanding	-	-
Common stock: 110,000,000 authorized; $0.0001 par value Class A common stock: 100,000,000 shares authorized; 7,936,274 and 6,574,040 shares issued and outstanding, respectively	794	657
Class B common stock: 10,000,000 shares authorized; 10,000,000 shares issued and outstanding	1,000	1,000
Additional paid-in capital	31,968,719	26,074,292
Accumulated deficit	(24,130,365)	(15,415,878)
Total Stockholders’ Equity	7,840,148	10,660,071
Total Liabilities and Stockholders’ Equity	$11,210,588	$17,299,951

SIDUS SPACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenue	$1,260,146	$123,182	$4,099,626	$412,823
Revenue - related party	57,101	376,669	864,319	472,482
Total - revenue	1,317,247	499,851	4,963,945	885,305
Cost of revenue	1,402,870	480,997	3,724,467	1,057,137
Gross profit (loss)	(85,623)	18,854	1,239,478	(171,832)

Operating expenses
Payroll expenses	1,627,241	500,881	3,769,890	943,743
Sales and marketing expenses	192,305	-	394,919	71,111
Lease expense	80,019	81,926	251,370	165,934
Depreciation expense	28,015	8,880	96,611	24,478
Professional fees	681,582	49,680	2,135,796	80,173
General and administrative expense	1,180,633	276,832	3,130,171	436,244
Total operating expenses	3,789,795	918,199	9,778,757	1,721,683

Net loss from operations	(3,875,418)	(899,345)	(8,539,279)	(1,893,515)

Other income (expense)
Other expense	-	-	-	(504)
Interest expense	(50,880)	(32,766)	(175,208)	(59,459)
Gain on forgiveness of PPP loan	-	309,370	-	633,830
Total other income (expense)	(50,880)	276,604	(175,208)	573,867

Loss before income taxes	(3,926,298)	(622,741)	(8,714,487)	(1,319,648)
Provision for income taxes	-	-	-	-
Net loss	$(3,926,298)	$(622,741)	$(8,714,487)	$(1,319,648)

Basic and diluted loss per Common Share	$(0.23)	$(0.06)	$(0.52)	$(0.13)

Basic and diluted weighted average number of common shares outstanding	17,178,648	10,836,332	16,886,582	10,281,841

SIDUS SPACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended
	September 30,
	2022	2021

Cash Flows From Operating Activities:
Net loss	$(8,714,487)	$(1,319,648)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	1,209,000	200,000
Depreciation and amortization	238,859	294,629
Bad debt	-	618
Lease liability amortization	(4,756)	10,391
Gain on forgiveness of PPP loan	-	(633,830)
Changes in operating assets and liabilities:
Accounts receivable	(787,318)	11,149
Accounts receivable - related party	437,471	175,769
Inventory	(269,633)	149,207
Contract asset	(60,932)	-
Prepaid expenses and other assets	(1,585,247)	(27,130)
Accounts payable and accrued liabilities	(299,165)	162,254
Accounts payable and accrued liabilities - related party	10,939	394,924
Contract liability	(2,479)	62,712
Net Cash used in Operating Activities	(9,827,748)	(518,955)

Cash Flows From Investing Activities:
Purchase of property and equipment	(1,425,623)	(30,266)
Net Cash used in Investing Activities	(1,425,623)	(30,266)

Cash Flows From Financing Activities:
Proceeds from issuance from common stock	3,060,809	2,694,335
Due to shareholder	-	89,872
Proceeds from notes payable	-	307,610
Repayment of notes payable	(213,708)	(16,266)
Payment of lease liabilities	(148,019)	(62,180)
Repayment of notes payable - related party	(797,505)	(250,000)
Net Cash provided by Financing Activities	1,901,577	2,763,371

Net change in cash	(9,351,794)	2,214,150
Cash, beginning of period	13,710,845	20,162
Cash, end of period	$4,359,051	$2,234,312

Supplemental cash flow information
Cash paid for interest	$19,951	$6,713
Cash paid for taxes	$-	$-

Non-cash Investing and Financing transactions:
Debt forgiveness related party	$1,624,755	$3,392,294
Note payable - related party issued exchange with due to shareholder	$-	$4,000,000

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